December 11, 2015

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N.W.
Washington DC  20549

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have read the statements made by China Pharma Holdings, Inc. (the Company),  which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.02 of its Form 8-K, regarding the non-reliance on previously issued financial statements or a related audit report or completed interim review. We agree with the statements concerning our firm in such Current Report on Form 8-K.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

/s/ ARSHAK DAVTYAN, INC.

ARSHAK DAVTYAN, INC.
Salt Lake City, Utah
December 11, 2015